Exhibit 24
CONFIRMING STATEMENT

This Statement confirms that the undersigned, Dwight Barns, has authorized and designated each of Harris Black, James W. Cuminale, Brian West, William Bradley, Lynn Johnson, Tiffany Beverley and Jeffrey Charlton to execute and file on the undersigned's behalf such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Nielsen Holdings N.V. (i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto) and (ii) in connection with any applications for EDGAR access codes, including without limitation the Form ID. The authority of Harris Black, James W. Cuminale, Brian West, William Bradley, Lynn Johnson, Tiffany Beverley and Jeffrey Charlton under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Nielsen Holdings N.V., unless earlier revoked in writing. The undersigned acknowledges that Harris Black, James W. Cuminale, Brian West, William Bradley, Lynn Johnson, Tiffany Beverley and Jeffrey Charlton are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                                By:        _/s/ Dwight Barns_______
                                                        Dwight Barns

                                                Date:         February 28, 2013